Prospect Energy Corporation Provides Acquisition Financing to Jettco Marine Services LLC

NEW YORK, NY -- 11/09/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has provided $6.5 million of financing for the acquisition of Jettco Marine Services LLC ("Jettco"), an offshore supply vessel ("OSV") company based in Morgan City, Louisiana.

Jettco has a fleet of three OSVs that are leased to oil and gas industry participants in the Gulf of Mexico. Jettco also has a brokerage business that arranges for the leasing of third-party vessels. Jettco's OSVs, which range in length from 170 feet to 200 feet, transport equipment, supplies, and crews to offshore locations in the Gulf in order to support construction, maintenance, and drilling activities. Customers include oil and gas companies as well as businesses supplying offshore logistics.

Jettco has hired Sidney Forrestier as the new CEO of Jettco. Until recently, Mr. Forrestier directed operations for a fleet of nearly fifty vessels for a prominent Gulf Coast firm. He has approximately thirty years of experience across various managerial roles within the marine transportation sector.

Prospect's investment is in the form of a subordinated secured debt instrument with a second lien on all assets of Jettco. JPMorgan Chase provided senior secured debt. Elm Street Capital Partners ("Elm Street"), a private equity firm based in Purchase, New York, is the controlling equity sponsor of the acquisition.

"Prospect's team is responsive and has valuable expertise in the energy markets, and we look forward to working with them on future acquisitions," said Timothy Clark, Principal of Elm Street.

"Jettco represents our first marine transportation investment, and we are interested in pursuing other opportunities in the sector," said Bart de Bie, a senior investment professional with Prospect Capital Management. "We look forward to future opportunities to provide acquisition financing to financial sponsors in the marine sector and otherwise."

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Contact
Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577